Exhibit 99.1

Company Contact - Jim Dorsey
BioClinica, Inc.
267-757-3040

Trade Media — Rachel Summers
Diccicco Battista Communications
484-342-3600

Investor Contact - Michael Porter
Financial Media - Bill Gordon
Porter, LeVay & Rose, Inc.
212-564-4700

FOR IMMEDIATE RELEASE

BIOCLINICA REPORTS 12.8% GROWTH IN SECOND QUARTER SERVICE REVENUE

-Reiterates Full-Year Guidance-

— Conference Call Today at 11:00 A.M. EDT —

NEWTOWN, PA, August 8, 2012 — BioClinica®, Inc. (NASDAQ: BIOC), a leading global provider of clinical trial management solutions, today announced its financial results for the second quarter and six months ended June 30, 2012.

Financial highlights for the quarter ended June 30, 2012 include:

•                  Service revenues increased 12.8% to $19.1 million as compared with $16.9 million for the same period 2011.

•                  GAAP operating income was $1.7 million as compared with $1.5 million for the same period 2011.

•                  GAAP net income was $1.0 million, or $0.06 per fully diluted share as compared with $924,000, or $0.06 per fully diluted share in the year-ago quarter.

•                  Non-GAAP operating income increased 14.3% to $2.3 million as compared with $2.0 million for the same period 2011.

•                  Non-GAAP net income increased 11.4% to $1.4 million compared with $1.3 million; this equated to $0.09 per fully diluted share, as compared with $0.08 per fully diluted share in the same period 2011.

Financial highlights for the six months ended June 30, 2012 include:

•                  Service revenues increased 13.8% to $37.6 million as compared with $33.0 million for the same period 2011.

•                  GAAP operating income was $3.3 million as compared with $2.0 million including a restructuring charge of $679,000 for the same period 2011.

•                  GAAP net income was $2.0 million, or $0.12 per fully diluted share as compared with $1.3 million, or $0.08 per fully diluted share. The first half of 2011 results included a restructuring charge of $679,000 or $0.03 per share.

•                  Non-GAAP operating income increased 15.5% to $4.5 million as compared with $3.9 million for the same period 2011.

•                  Non-GAAP net income increased 14.1% to $2.8 million compared with $2.4 million; this equated to $0.17 per fully diluted share, as compared with $0.15 per fully diluted share in the same period 2011.

-more-

Mark L. Weinstein, President and Chief Executive Officer of BioClinica said, “Both our eClinical and medical imaging solutions contributed to our strong second quarter revenue growth.  We continue to add new customers across our product categories, many of whom contracted with us for multiple clinical trial solutions. Our growth is coming from new customers as well as from further penetration of our existing customers. Currently 40% of our eClinical clients are using more than one of our solutions.”

He continued, “Strategic partnerships remain an important component of our business model, helping to transform our technology products and service offerings into comprehensive clinical trial solutions.  These relationships extend our competitive advantage, while providing clients with innovative technology and clear financial benefits. As an example, in June we were awarded Microsoft’s prestigious Life Sciences Innovation Award for the “Monitor Visit Report” capability of our OnPoint CTMS developed in collaboration with C.R. Bard.  This solution makes it easier for clinical site monitors to enter essential study information, and is an example of how our relationship with Microsoft creates cost-saving innovations that enable drugs to get to market efficiently and cost-effectively.”

Mr. Weinstein added, “During the second quarter, we experienced strong year-over-year growth in service revenues reflecting increased customer acceptance of our integrated eClinical suite, including our Trident IWR, OnPoint CTMS, Express EDC and Optimizer product offerings.  Combined with continued strong demand for our medical imaging solutions, this led to a record quarter of service revenues of $19.1 million. As our overall business improves, so has our profitability, with increases in both sequential and year-over-year GAAP and non-GAAP operating margin. The growth in business in each of these products demonstrates our successful acquisition strategy, as we acquired companies with innovative technologies, integrated the operations, re-branded the products, and increased the customer base.”

“Our current backlog  of $110.2 million  is lower than last year’s second quarter backlog of $112.5 million and this year’s first quarter backlog of $125.8 million because  of the cancellation of a large drug program due to lack of efficacy.  This cancelled program for which we were providing medical imaging solutions was long term in nature and had a remaining backlog of approximately $17 million and a  remaining duration of seven years. Even with the cancellation, the $110.2 million of backlog combined with our strong proposal pipeline positions us well to support our future growth.  We are reiterating our full-year 2012 service revenue to be in the range of $73 to $77 million,  our full-year GAAP EPS to be in the range of $0.26 to $0.32 per fully diluted share and our full-year non-GAAP EPS to be in the range of $0.36 to $0.42 per fully diluted share,” concluded Mr. Weinstein.

Conference Call Information

Management of BioClinica, Inc. will host a conference call today at 11:00 a.m. EDT.  Those who wish to participate in the conference call may telephone 877-869-3847 from the U.S.; international callers may telephone 201-689-8261, approximately 15 minutes before the call.  There will be a simultaneous webcast on www.bioclinica.com.  A digital replay will be available by telephone approximately two hours after the call’s completion for two weeks, and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers, Acct # 360; Replay ID # 397185. The replay will also be on the website under the “Investors” section at www.bioclinica.com for two weeks.

Non-GAAP Financial Information

BioClinica is providing information on 2012 and 2011 non-GAAP income from operations, non-GAAP net income and non-GAAP diluted earnings per share that exclude certain items, as well as the related income tax effects, because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. The non-GAAP information excludes, certain of which are recurring in nature, the impact of stock-based compensation, amortization of intangible assets related to acquisitions, restructuring charges and merger and acquisition costs. We believe the non-GAAP information provides supplemental information useful to investors in comparing our results of operations on a consistent basis from period to period. Management uses these non-GAAP measures in assessing our core operating performance and evaluating our ongoing business operations. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures used by other companies. Therefore, the information may not necessarily be comparable to that of other companiesand should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.  Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are included below in this press release.

About BioClinica, Inc.

BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management solutions. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, clinical trial management and clinical supply chain design and optimization solutions. BioClinica solutions maximize efficiency and manageability throughout all phases of the clinical trial process. With over 20 years of experience and more than 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. BioClinica operates state-of-the-art, regulatory-body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit www.bioclinica.com

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the Company’s ability to convert backlog into revenue as a result of many factors, including but not limited to, contract cancelations; the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control.  The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements.  The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.

- FINANCIAL TABLES TO FOLLOW –

BIOCLINICA, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11

Service revenues	19,057	16,891	37,608	33,035
Reimbursement revenues	4,001	3,519	8,135	7,040
Total revenues	$23,058	$20,410	$45,743	$40,075

Costs and expenses:
Cost of service revenues	11,682	10,441	23,280	20,998
Cost of reimbursement revenues	4,001	3,519	8,135	7,040
Sales & marketing expenses	2,745	2,383	5,359	4,243
General & admin. expenses	2,782	2,371	5,384	4,593
Amortization of intangible assets related to acquisitions	138	156	291	312
Mergers & acquisition related costs	—	59	—	162
Restructuring costs	—	—	—	679
Total cost and expenses	21,348	18,929	42,449	38,027

Operating income	1,710	1,481	3,294	2,048
Interest income (expense) - net	(20)	(7)	(33)	(14)
Income before income tax	1,690	1,474	3,261	2,034
Income tax provision	657	550	1,234	759
Net income	$1,033	$924	$2,027	$1,275

Basic earnings per share	$0.07	$0.06	$0.13	$0.08

Weighted average number of shares - basic	15,640	15,647	15,670	15,649

Diluted earnings per share	$0.06	$0.06	$0.12	$0.08

Weighted average number of shares - diluted	16,552	16,491	16,596	16,566

BIOCLINICA, INC. AND SUBSIDIARIES

GAAP to non-GAAP Reconciliation (1)

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11

GAAP operating income	1,710	1,481	3,294	2,048
Stock-based compensation *	466	329	890	672
Amortization of intangible assets related to acquisitions	138	156	291	312
Mergers & acquisition related costs	—	59	—	162
Restructuring charges	—	—	—	679
Non-GAAP operating income	$2,314	$2,025	$4,475	$3,873

GAAP net income	1,033	924	2,027	1,275
Stock-based compensation, net of taxes	290	206	553	421
Amortization of intangible assets related to acquisitions, net of taxes	86	98	181	196
Mergers & acquisition related costs, net of taxes	—	37	—	102
Restructuring charges, net of taxes	—	—	—	426
Non-GAAP net income (2)	$1,409	$1,265	$2,761	$2,420

GAAP diluted earnings per share	$0.06	$0.06	$0.12	$0.08

Non-GAAP diluted earnings per share	$0.09	$0.08	$0.17	$0.15

* Stock based compensation included in total costs and expenses is as follows:
Cost of service revenues	135	107	269	230
Sales & marketing expenses	14	8	28	20
General & admin. expenses	317	214	593	422
	466	329	890	672

(1)       This table presents a reconciliation of GAAP to non-GAAP income from operations, net income and diluted earnings per share for the three and six months ended June 30, 2012 and 2011.  The non-GAAP information excludes the impact of stock-based compensation, amortization of intangible assets related to acquisitions, restructuring charges and merger and acquisition costs.

(2)       The effective tax rate for fiscal 2012 is 38.9%

BIOCLINICA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
ASSETS

Cash & cash equivalents	$13,087	$12,575
Accounts receivable, net	15,823	16,353
Prepaid expenses & other current assets	2,053	1,743
Deferred income taxes	5,460	5,637
Total current assets	36,423	36,308

Property & equipment, net	18,515	16,186
Intangibles, net	1,517	1,808
Goodwill	34,302	34,302
Deferred income taxes	6	1,021
Other assets	864	796

Total assets	$91,627	$90,421

LIABILITIES

Accounts payable	$3,564	$2,422
Accrued expenses & other current liabilities	4,349	5,944
Deferred revenue	12,339	13,438
Deferred income tax	—	526
Current maturities of capital lease obligations	774	423
Current liability for acquisition earn-out	2,000	2,000
Total current liabilities	23,026	24,753

Long-term capital lease obligations	2,677	1,535
Deferred income taxes	4,333	4,499
Other liability	1,465	1,574
Total liabilities	31,501	32,361

STOCKHOLDERS’ EQUITY
Common stock	4	4
Treasury stock (3)	(2,103)	(1,126)
Additional paid-in-capital	50,620	49,564
Retained earnings	11,617	9,590
Accumulated other comprehensive income	(12)	28
Total stockholders’ equity	60,126	58,060

Total liabilities & stockholders’ equity	$91,627	$90,421

(3) During the first half of 2012, the company repurchased 181,400 shares of BioClinica stock at an average price of $5.38 per share, as part of its stock repurchase program.  At June 30, 2012, there was $1.9 million of funds remaining that may yet be used to repurchase shares under the plan that authorizes purchases up to $4 million.

BIOCLINICA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Six Months Ended
	6/30/12	6/30/11

Cash flows from operating activities:
Net income	2,027	1,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,399	2,154
Provision for deferred income taxes	446	558
Excess tax benefit related to stock options	53	(19)
Bad debt recovery	(2)	(15)
Stock based compensation	890	672
Gain on sale/leaseback	73	—
Accretion of acquistion earn-out	—	114
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	532	(2,781)
(Increase) decrease in prepaid expenses & other current assets	(322)	410
Increase in other assets	(66)	(2)
(Decrease) increase in accounts payable	(14)	2,077
Decrease in accrued expenses & other current liabilities	(1,671)	(1,146)
(Decrease) increase in deferred revenue	(1,099)	133
(Decrease) increase in other liabilities	(110)	234
Net cash provided by operating activities	$3,136	$3,664

Cash flows from investing activities:
Purchases of property & equipment	(959)	(738)
Capitalized software development costs	(2,428)	(1,908)
Net cash used in investing activities	$(3,387)	$(2,646)

Cash flows from financing activities:
Payments under capital lease obligations	(240)	(88)
Proceeds from sale/leaseback	1,734	514
Purchase of treasure stock	(977)	(538)
Excess tax benefit related to stock options	(53)	19
Proceeds from exercise of stock options	317	87
Net cash used provided by (used in) financing activities	$781	$(6)

Effect of exchange rate changes on cash	(18)	64

Net increase in cash & cash equivalents	$512	$1,076
Cash and cash equivalents at beginning of period	$12,575	10,443
Cash and cash equivalents at end of period	$13,087	$11,519

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